Exhibit 99.1

FOR IMMEDIATE RELEASE

IMAGENETIX INC. REPORTS SECOND FISCAL QUARTER RESULTS

•	Net Sales Increase 37%
•	EPS $(0.06) Versus $0.00
•	Bottom Line Impacted by Advertising and Promotional Expenses Related To Retail Launch and Provision for Taxes
•	Inflame Away™ Sales Rank 6th For 8 Week Period
•	Expects to be Profitable in Fourth Fiscal Quarter

San Diego, CA *** November 14, 2007 *** Imagenetix, Inc. (OTCBB: IAGX), today reported results for its second fiscal quarter ended September 30, 2007. Net sales increased by 37% to $1,828,811 from the $1,333,016 recorded in the same period of the prior year. For the six month’s ended September 30, 2007 net sales increased by 31% to $2,955,802 from the $2,264,586 recorded in the same period of the prior fiscal year.

Net sales during the quarter increased with growth of $660,000 in increased sales related to new distribution channels for foreign sales.

During the second fiscal quarter ended September 30, 2007 operating expenses increased by 56.6% to $1,130,519 from the $721,713 recorded in the same period of the prior fiscal quarter. The primary reason for this increase was approximately $377,000 in increased advertising and promotional expenses associated with the retail launch of Imagenetix products and $127,000 increase in expenses related to clinical research studies.

The operating loss for the second fiscal quarter increased to $(371,294) compared to the $(53,240) recorded in the same period of the prior fiscal year. For the six month period the loss was $(1,066,220) compared to ($409,283) in the prior fiscal period.

Included in the second fiscal quarter results was a provision for taxes of $259,400 resulting from timing differences related to the issuance of stock options and warrants compared to a $21,794 benefit record in the same fiscal period of the prior fiscal year. For the six month period there was a provision for taxes of $36,400 compared to a benefit of $70,515 in the prior fiscal period.

Net loss for the period increased to $(630,694) or $(0.06) per share compared to a loss of $(31,446) or $(0.00) per share for the same period of the prior fiscal year. Net loss for the six months increased to $(1,066,220) or $(0.10) per share from $(409,283) or $(0.04) per share in the prior fiscal period.

As of September 30, 2007 cash and cash equivalents were $1,165,374 and the Company had a current ratio in excess of 4.5 to 1 with no long term debt.

Commenting on the results of the quarter, Mr. William Spencer, Imagenetix’s Chief Executive Officer said, “During the second fiscal quarter we began to see positive results of our retail launch with product moving off the shelves and into the hands of consumers. For the eight week period ending October 7, 2007 a national retail reporting agency ranked our Inflame Away Celadrin Extra Strength Softgel 60 count sku, 6th in Branded Joint Health skus, 13th of all Branded skus, and 17th of over 3000 skus scanned in the U.S. Drug Minerals and Supplements category. The bottom line results of the quarter were impacted by a substantial marketing and advertising campaign which we believe will have long term positive benefits of an increasing number of consumers begin using Imagenetix products.”

Mr. Spencer added, “We have developed and market-tested an advertising campaign and promotional program which appears to be driving retail sales at drug stores throughout the United States. We will be expanding this campaign on a regional basis to support our retail base. As a result of our success in driving consumers to the stores to use Imagenetix products we have been contacted by several large retailers which we hope will carry our product in 2008. We are continuing to expand our retail product line and distribution network. This should allow us to generate increasing revenues, improved margins, and increased profitability. We expect to be profitable beginning in our fourth fiscal quarter and to continue this profitability in fiscal 2008. ”

About Imagenetix

Based in San Diego, California, Imagenetix, (OTCBB: IAGX) is an innovator of scientifically tested, natural-based, proprietary bioceutical products developed to enhance human health on a global basis. Imagenetix develops, formulates and private-labels propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution. In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners. Imagenetix is the creator of Inflame Away™-Celadrin®, which has been clinically tested to relieve osteoarthritis pain and significantly improve joint health. For more information, please visit, www.imagenetix.net.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements.  The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services.  These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed and will periodically file with the Securities Exchange Commission.

Contact:	Donald Radcliffe	William P. Spencer
	Radcliffe & Associates	Chief Executive Officer
	Tel: (212) 605-0201	Imagenetix, Inc.
Tel: (858) 674-8455